Exhibit 10.12

LIFE360, INC.

________________, 2016

David Rice

[Address]

[Address]

Dear David:

Life360, Inc. (the “Company”) is delighted to offer you the opportunity to earn a retention bonus. Specifically, provided that you remain in continuous employment with the Company until December 31, 2022 (the “Retention Date”), you will earn and receive $100,000.00 (the “Retention Bonus”), subject to all applicable withholdings and other required deductions. The Retention Bonus, if earned, will be paid to you within thirty (30) calendar days following the Retention Date, provided any such Retention Bonus will first be applied to reduce any amount you previously borrowed from the Company or any other debt you have with the Company, and any interest that has accrued thereon, in each case, that is outstanding as of the payment date, whether or not any such amount is then due and payable.

Notwithstanding the foregoing, if, prior to the Retention Date, (A) you experience an “involuntary separation from service” as defined in Treasury Regulation 1.409A-1(n) by the Company for any reason other than Cause, death or disability and you comply with the Conditions (as defined below), or (B) the Company consummates a Change of Control (as defined in the Company’s 2011 Stock Plan, provided any such Change of Control also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i)), the Company will pay you the Retention Bonus, less all applicable withholdings and other required deductions, within 10 business days following the Deadline Date (as defined below) or upon the consummation of the Change of Control, as applicable.

For purposes of this letter agreement, “Cause” shall mean: (1) any material breach by you of any material written agreement between you and the Company and your failure to cure such breach within thirty (30) days after receiving written notice thereof; (2) any failure by you to comply with the Company’s material written policies or rules as they may be in effect from time to time; (3) neglect or persistent unsatisfactory performance of your duties and your failure to cure such condition within thirty (30) days after receiving written notice thereof; (4) your repeated failure to follow reasonable and lawful instructions from the Company’s Board of Directors or Chief Executive Officer and your failure to cure such condition within thirty (30) days after receiving written notice thereof; (5) your conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (6) your commission of or participation in an act of fraud against the Company; (7) your intentional material damage to the Company’s business, property or reputation; or (8) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company. For purposes of this definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.

For purposes of this letter agreement, “Conditions” shall mean (i) you have executed (and do not revoke) a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in a form provided by the Company without alteration and such release has become effective no later than the thirtieth (30th) day after your separation from service (the “Deadline Date”) and (ii) you have returned all Company property in your possession within ten (10) days following your separation from service.

For purposes of Internal Revenue Code Section 409A, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), any payment that is made pursuant to this letter agreement is hereby designated as a separate payment. The parties intend that any payment made or to be made under this letter agreement comply with, or is exempt from, the requirements of Section 409A so that no payment will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any payment made in connection with your involuntary separation from service under this letter agreement and paid on or before the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your involuntary separation from service occurs or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your involuntary separation from service occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any other payment made in connection with your involuntary separation from service under this letter agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of your 2nd taxable year following the taxable year in which your involuntary separation from service occurs). Notwithstanding the foregoing, if any payment made in connection with your involuntary separation from service does not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and you are, at the time of your involuntary separation from service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., you are a “key employee” of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after your involuntary separation from service and, on such date (or, if earlier, the date of your death).

Your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice.

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter agreement. This letter agreement may be modified only in a written document signed by you and the Company’s Chief Executive Officer.

If you wish to accept this offer, please sign and date this letter agreement and return it to me within seven (7) calendar days after the date of this letter agreement. This letter agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile, electronic or PDF copy will have the same force and effect as execution of an original, and a facsimile, electronic or PDF signature will be deemed an original and valid signature.

Very truly yours,
LIFE360, INC.

By:	/s/ Chris Hulls

Name:	Chris Hulls

Title:	Chief Executive Officer

ACCEPTED AND AGREED:

DAVID RICE

/s/ David Rice
(Signature)

Date